Exhibit 99.3

VOTING AGREEMENT

AND IRREVOCABLE PROXY

This Voting Agreement and Irrevocable Proxy (the “Voting Agreement”), dated as of August 5, 2015, is executed by and among Prosperity Bancshares, Inc., a Texas corporation (“Prosperity”), Tradition Bancshares, Inc., a Texas corporation (the “Company”), and the other persons who are signatories hereto (referred to herein individually as a “Shareholder” and collectively as the “Shareholders”).

WHEREAS, concurrently herewith, Prosperity and the Company are entering into that certain Agreement and Plan of Reorganization (as such agreement may be amended or supplemented from time to time, the “Agreement”), pursuant to which the Company will merge with and into Prosperity, with Prosperity as the surviving entity (the “Merger”); and

WHEREAS, the Agreement provides that all of the issued and outstanding shares of common stock, par value $1.00 per share, of the Company (“Company Common Stock”) (other than any Dissenting Shares, as defined in the Agreement) will be exchanged for such consideration as set forth in the Agreement; and

WHEREAS, as a condition and inducement to Prosperity’s willingness to enter into the Agreement, each of the directors and certain officers of the Company and Tradition Bank, a Texas banking association and wholly-owned subsidiary of the Company (the “Bank”), and shareholders who own 10% or more of the Company Common Stock have agreed to vote his or her shares of Company Common Stock in favor of approval of the Agreement and the transactions contemplated thereby; and

WHEREAS, the Company and Prosperity are relying on this Voting Agreement and the irrevocable proxies in incurring expenses in reviewing the Company’s business, in preparing a proxy statement/prospectus, in proceeding with the filing of applications for regulatory approvals and in undertaking other actions necessary for the consummation of the Merger;

NOW, THEREFORE, in consideration of the substantial expenses that Prosperity will incur in connection with the transactions contemplated by the Agreement and to induce Prosperity to execute the Agreement and to proceed to incur such expenses, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby, severally and not jointly, agree as follows:

1. Each of the Shareholders hereby severally represents and warrants to Prosperity and the Company that such Shareholder is the registered owner or beneficial owner of, or has full voting power with respect to, the number of shares of Company Common Stock set forth below its name on the signature page of this Voting Agreement (the “Shares”). While this Voting Agreement is in effect, each Shareholder shall not, directly or indirectly, (a) sell or otherwise dispose of or encumber prior to the record date of the Company’s special meeting of shareholders referred to in Section 5.1(a) of the Agreement (the “Meeting”) any or all of his or her Shares or (b) deposit any shares of Company Common Stock into a voting trust or enter into a voting agreement or arrangement with respect to any shares of Company Common Stock or grant any proxy with respect thereto, other than to other members of the Board of Directors of the Company (the “Board”) for the purpose of voting to approve the Agreement and the transactions contemplated thereby.

2. Each Shareholder hereby agrees during the term of this Voting Agreement to vote the Shares, and any additional shares of Company Common Stock acquired by such Shareholder after the date hereof, (a) in favor of the approval and adoption of the Agreement and the transactions contemplated thereby at the Meeting and (b) against approval of any proposal made in opposition to or competition with such proposals (an “Opposing Proposal”) presented at the Meeting or any other meeting of shareholders held prior or subsequent to the Meeting. If there has been a modification or amendment to the Agreement that reduces the Merger Consideration (as defined in the Agreement), other than any adjustment to the Merger Consideration provided for in the Agreement, then this Section 2 shall be inapplicable.

3. Each Shareholder shall not invite or seek any Opposing Proposal, support (or suggest that anyone else should support) any Opposing Proposal that may be made, or ask the Board to consider, support or seek any Opposing Proposal or otherwise take any action designed to make any Opposing Proposal more likely. None of the Shareholders shall meet or otherwise communicate with any person that makes or is considering making an Opposing Proposal or any representative of such person after becoming aware that the person has made or is considering making an Opposing Proposal. Each Shareholder shall promptly advise the Company of each contact the Shareholder or any of the Shareholder’s representatives may receive from any person relating to any Opposing Proposal or otherwise indicating that any person may wish to precipitate or engage in any transaction arising out of any Opposing Proposal and will provide the Company with all information Prosperity requests that is available to the Shareholder regarding any Opposing Proposal or possible Opposing Proposal. Each Shareholder will not make any claim or join in any litigation alleging that the Board is required to consider, endorse or support any Opposing Proposal or to invite or seek any Opposing Proposal. Each Shareholder shall not take any other action that is reasonably likely to make consummation of the Merger less likely or to impair Prosperity’s ability to exercise any of the rights granted by the Agreement. Notwithstanding the foregoing, the Board of Directors may comply with the provisions of Section 5.5 and Article IX of the Agreement that relate to an Opposing Proposal and the provisions of this Section 3 shall not apply to such actions or inactions by the Board of Directors, as applicable.

4. In order to better effect the provisions of Section 2 hereof, each Shareholder individually and the Shareholders collectively hereby revoke any previously executed proxies and hereby constitute and appoint David Zalman and Charlotte M. Rasche (individually, a “Proxy Holder”), and each of them, with or without the other, with full power of substitution, his, her and their true and lawful proxy and attorney-in-fact to vote at the Meeting all of the Shares in favor of the approval and adoption of the Agreement and the transactions contemplated thereby with such modifications to the Agreement and the transactions contemplated thereby as the parties thereto may make; provided, however, that this Section 4 shall be inapplicable if there has been a modification or amendment to the Agreement that reduces the Merger Consideration, other than any adjustment to the Merger Consideration provided for in the Agreement.

5. This proxy shall be limited strictly and solely to the power to vote the Shares in the manner and for the purpose set forth in Section 2 hereof and shall not extend to any other matters.

6. Each Shareholder acknowledges that Prosperity and the Company are relying on this Voting Agreement and the irrevocable proxies in incurring expenses in reviewing the Company’s business, in preparing a proxy statement/prospectus, in proceeding with the filing of applications for regulatory approvals and in undertaking other actions necessary for the consummation of the Merger and that the proxy granted hereby is coupled with an interest and is irrevocable to the full extent permitted by applicable law, including Section 21.369 of the Texas Business Organizations Code (“TBOC”). Each Shareholder and the Company acknowledge that the performance of this Voting Agreement is intended to benefit Prosperity.

7. This Voting Agreement and the irrevocable proxies granted pursuant hereto shall continue in effect until the earlier to occur of (a) the termination of the Agreement in accordance with its terms or (b) the consummation of the Merger.

8. Subject to the limitations set forth herein, the vote of the Proxy Holder shall control in any conflict between its vote of the Shares and a vote by the Shareholders of the Shares, and the Company agrees to recognize the vote of the Proxy Holder instead of the vote of the Shareholders in the event the Shareholders do not vote in favor of the authorization and approval of the Agreement as set forth in Section 2 hereof.

9. Nothing in this Voting Agreement shall be deemed to restrict any of the Shareholders from taking any action in the capacity of a director or officer (if applicable) of the Company that such Shareholder shall believe is necessary to fulfill the Shareholder’s duties and obligations as a director or officer (if applicable). Each Shareholder is executing this Voting Agreement solely in the Shareholder’s capacity as a shareholder of the Company and not as a director or officer.

10. Each Shareholder has the legal capacity, power and authority to enter into and perform all of the Shareholder’s obligations under this Voting Agreement. This Voting Agreement has been duly and validly executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms except as the enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors rights. If the Shareholder is married and the Shareholder’s Shares constitute community property, this Voting Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Shareholder’s spouse, enforceable against such person in accordance with its terms, except as the enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors rights.

11. Each Shareholder hereby (a) confirms his knowledge of the availability of the rights of dissenting shareholders under the TBOC with respect to the Merger and (b) confirms receipt of a copy of the provisions of the TBOC related to the rights of dissenting shareholders. Each Shareholder hereby waives and agrees not to assert, and shall use its best efforts to cause any of its affiliates who hold of record any of the Shareholder’s Shares to waive and not to assert, any appraisal rights with respect to the Merger that the Shareholder or such affiliate may now or hereafter have with respect to any Shares (or any other shares of capital stock of the Company that the Shareholder shall hold of record at the time that Shareholder may be entitled to assert appraisal rights with respect to the Merger) whether pursuant to the TBOC or otherwise.

12. This Voting Agreement may not be modified, amended, altered or supplemented with respect to a particular Shareholder except upon the execution and delivery of a written agreement executed by the Company, Prosperity and the Shareholder.

13. This Voting Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

14. This Voting Agreement, together with the Agreement and the agreements contemplated thereby, embody the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein. This Voting Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter contained herein.

15. All notices, requests, demands and other communications required or permitted hereby shall be in writing and shall be deemed to have been duly given if delivered by hand or mail, certified or registered mail (return receipt requested) with postage prepaid to the addresses of the parties hereto set forth below their signature on the signature pages hereof or to such other address as any party may have furnished to the others in writing in accordance herewith.

16. Each Shareholder recognizes and acknowledges that a breach by the Shareholder of any covenants or agreements contained in this Voting Agreement will cause Prosperity to sustain damages for which they would not have an adequate remedy at law for money damages, and therefore the parties hereto agree that, in the event of any such breach, Prosperity shall be entitled to seek the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief, without the necessity of posting bond or proving actual damages, in addition to any other remedy to which it may be entitled, at law or in equity.

17. From time to time, at Prosperity’s request and without further consideration, each Shareholder shall execute and deliver such additional documents reasonably requested by Prosperity as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Voting Agreement.

18. This Voting Agreement and the relations among the parties hereto arising from this Voting Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any principles of conflicts of law.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date above written.

PROSPERITY:

PROSPERITY BANCSHARES, INC.

By:	/s/ David Zalman
Name:	David Zalman
Title:	Chairman of the Board and Chief Executive Officer

Address:

Prosperity Bank Plaza
4295 San Felipe
Houston, Texas 77027
Attention: David Zalman

COMPANY:

TRADITION BANCSHARES, INC.

By:	/s/ Edward D. Vickery, Jr.
Name:	Edward D. Vickery, Jr.
Title:	Senior Chairman and President

Address:

5501 Bissonnet
Houston, Texas 77081
Attention: Edward D. Vickery, Jr.

[Signature Page to Voting Agreement]

SHAREHOLDERS:

Address for Shareholders:

5501 Bissonnet		/s/ Edward D. Vickery, Jr.
Houston, Texas 77081		Edward D. Vickery, Jr.
62,450 Shares

/s/ Edward D. Vickery, Jr.
Edward D. Vickery, Jr., Trustee of the
Edward D. Vickery, Jr. Exempt Trust
52,284 Shares

/s/ Edward D. Vickery, Jr.
Edward D. Vickery Jr, Trustee of the
Edward D. Vickery, Jr. Non-Exempt Trust
4,652 Shares

Edward D. Vickery Sr IRA

	By:	/s/ Edward D. Vickery, Jr.
Edward D. Vickery, Jr.
10,446 Shares

[Shareholder Signature Page to Voting Agreement]

Address for Shareholders:

5501 Bissonnet		/s/ Anne V. Stevenson
Houston, Texas 77081		Anne V. Stevenson
44,739 Shares

/s/ Anne V. Stevenson
Anne V. Stevenson, Trustee of the Anne V.
Stevenson Exempt Trust
56,831 Shares

/s/ Anne V. Stevenson
Anne V. Stevenson, Trustee of the Anne V.
Stevenson Non-Exempt Trust
5,971 Shares

Edward D. Vickery Sr IRA

	By:	/s/ Anne V. Stevenson
Anne V. Stevenson
10,000 Shares

[Shareholder Signature Page to Voting Agreement]

Address for Shareholders:

5501 Bissonnet	/s/ Patricia Vickery
Houston, Texas 77081	Patricia Vickery, Trustee of the Patricia
Vickery Revocable Management Trust
2,615 Shares

/s/ Patricia Vickery
Patricia Vickery, Trustee of the Robert and
Patricia Vickery Family Trust
21,154 Shares

[Shareholder Signature Page to Voting Agreement]

Address for Shareholders:

5501 Bissonnet	/s/ S. Lynn Mays
Houston, Texas 77081	S. Lynn Mays
3,803 Shares

[Shareholder Signature Page to Voting Agreement]

Address for Shareholders:

5501 Bissonnet	/s/ Craig S. Wooten
Houston, Texas 77081	Craig S. Wooten
21,595 Shares

[Shareholder Signature Page to Voting Agreement]

Address for Shareholders:

5501 Bissonnet	/s/ Charles W. Norris
Houston, Texas 77081	Charles W. Norris
6,700 Shares

[Shareholder Signature Page to Voting Agreement]

Address for Shareholders:

5501 Bissonnet	/s/ Stan Stanley
Houston, Texas 77081	Stan Stanley
4,311 Shares

[Shareholder Signature Page to Voting Agreement]

Address for Shareholders:

5501 Bissonnet	/s/ Scott Bartholomaus
Houston, Texas 77081	Scott Bartholomaus
1,400 Shares

[Shareholder Signature Page to Voting Agreement]

Address for Shareholders:

5501 Bissonnet	/s/ Rebecca Blackmon
Houston, Texas 77081	Rebecca Blackmon
325 Shares

Rebecca Blackmon IRA

	By:	/s/ Rebecca Blackmon
Rebecca Blackmon
1,500 Shares

[Shareholder Signature Page to Voting Agreement]

Address for Shareholders:

5501 Bissonnet	/s/ William Leonard
Houston, Texas 77081	William Leonard
1,050 Shares

[Shareholder Signature Page to Voting Agreement]

Address for Shareholders:

5501 Bissonnet	/s/ Robert C. Mueller
Houston, Texas 77081	Robert C. Mueller
3,000 Shares

[Shareholder Signature Page to Voting Agreement]

Address for Shareholders:

5501 Bissonnet	/s/ James P. Bailey
Houston, Texas 77081	James P. Bailey
9,273 Shares

[Shareholder Signature Page to Voting Agreement]